Exhibit 10.3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re:	:	Chapter 11
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Aegerion Pharmaceuticals, Inc., et al.,(1)	:	Case No. 19-11632 (MG)
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Debtors.	:	(Jointly Administered)
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ORDER: (A) APPROVING AND AUTHORIZING CERTAIN PLAN

INVESTOR PROTECTIONS; AND (B) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)(2) of the debtors in the above-captioned cases (the “Debtors”) for the entry of an order pursuant to sections 105(a), 363(b), 503(b)(1)(A) and 507(a)(2) of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”): (a) approving and authorizing the Debtors to pay Amryt Pharma plc (the “Plan Investor”) a fee (the “Company Termination Fee”) when and if payable pursuant to the terms of that certain Plan Funding Agreement, dated as of May 20, 2019, by and among Debtor Aegerion Pharmaceuticals, Inc. and the Plan Investor (as amended, restated, modified or supplemented from time to time, the “Plan Funding Agreement”), a copy of which (without exhibits) is attached to the Motion as Exhibit B; (b) approving and authorizing payment of the PI Expenses when and if payable pursuant to the terms of the Plan Funding Agreement; (c) approving Section 6.9 of the Plan Funding Agreement; (d) authorizing and approving the termination rights set forth in Sections 8.1(a), (b) and (c) of the Plan Funding Agreement and Section 2.1 of the Restructuring Support Agreement

(1)                                 The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal taxpayer identification number are Aegerion Pharmaceuticals, Inc. (0116), and Aegerion Pharmaceuticals Holdings, Inc. (1331). The Debtors’ executive headquarters are located at 245 First Street, Riverview II, 18th Floor, Cambridge, MA 02142.

(2)                                 Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Motion, except that “Plan Funding Agreement” has the meaning given to it in the Motion, as modified by this Order.

(together with the Company Termination Fee, the PI Expenses and Section 6.9 of the Plan Funding Agreement, the “Investor Protections”); and (e) granting related relief; and upon consideration of the Motion and all of the pleadings related thereto, including the Declaration of John R. Castellano in Support of Chapter 11 Petitions and First Day Pleadings; and due and sufficient notice of the Motion having been given; and it appearing that the relief requested by the Motion is in the best interests of the Debtors’ estates, their creditors and other parties in interest; and it appearing that no other or further notice need be provided except as set forth herein; and the Court having held a hearing on the Motion (the “Hearing”), the record of which is incorporated herein; and the Court having considered the Motion and the record of the Hearing; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors, their estates and their creditors; and after due deliberation and sufficient cause appearing therefor

IT IS FOUND AND DETERMINED THAT:

A.                                    The Company Termination Fee and PI Expenses set forth in the Plan Funding Agreement (as modified by this Order) and required to be paid under the circumstances provided for therein to the Plan Investor are: (1) actual and necessary costs of preserving the Debtors’ estates within the meaning of sections 503(b) and 507(a) of the Bankruptcy Code; (2) commensurate with the real and substantial benefits conferred upon the Debtors’ estates by the Plan Investor; (3) reasonable and appropriate in light of the size and nature of the Proposed Restructuring Transaction, and the efforts that have been and will be expended by the Plan Investor; and (4) a condition to and necessary to induce the Plan Investor to continue to pursue the Proposed Restructuring Transaction and to continue to be bound by the Plan Funding Agreement and the Restructuring Support Agreement.

B.                                    Unless it is assured that the Investor Protections will be available, the Plan Investor is unwilling to remain obligated to consummate the Proposed Restructuring Transaction or otherwise be bound under the Plan Funding Agreement. The Investor Protections induced the Plan Investor to execute the Plan Funding Agreement on which the Debtors, their creditors and other potential investors or purchasers rely, and which encourages and facilitates the Proposed Restructuring Transaction. Accordingly, the Investor Protections are reasonable and appropriate and represent the best method for maximizing value for the benefit of the Debtors’ estates.

C.                                    The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law. To the extent any of the foregoing findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

BASED ON THE FOREGOING, IT IS HEREBY ORDERED THAT:

1.                                      The Motion is GRANTED as and to the extent set forth herein.

2.                                      The Debtors are authorized, subject to paragraph 6 below, to pay the Company Termination Fee and PI Expenses when and as set forth in the Plan Funding Agreement as administrative claims of the estate, which shall survive termination of the Plan Funding Agreement and shall be binding and enforceable against each Debtor and its respective estate, any trustee, examiner or other representative of the Debtors’ estates, to the extent and in accordance with the terms, set forth in the Plan Funding Agreement.

3.                                      Notwithstanding the foregoing or anything in the Motion or the Plan Funding Agreement to the contrary, (a) the Company Termination Fee shall be reduced and capped at $7,300,000, (b) the PI Expenses shall not exceed $5,500,000, and (c) payment of the

Company Termination Fee and the PI Expenses shall be subject to the respective specific triggering events set forth in the Plan Funding Agreement, as modified herein.

4.                                      Notwithstanding anything in the Plan Funding Agreement to the contrary, to the extent payment of the PI Expenses is triggered in accordance with the Plan Funding Agreement as modified herein, (x) the Plan Investor shall provide the Debtors and the Committee with reasonable detail regarding all requested expense reimbursements, and the Debtors and the Committee shall have no less than five (5) Business Days to review and object to the reasonableness of any such expenses; provided, however, that if no objections are received, the Debtors shall thereafter be authorized to pay the PI Expenses in accordance with the terms of this Order; and (y) any requirement in the Plan Funding Agreement that the PI Expenses be paid as a condition to the termination of the Plan Funding Agreement shall be deemed waived.

5.                                      The Company will (i) promptly (and in any event within 24 hours) provide the Committee with copies of all Company Alternative Proposals, (ii) consult with the Committee regarding the marketing process employed by the Company and its professionals during the Go-Shop Period, and identify any Person who has made any proposal to, or who has been solicited by, the Company, (iii) promptly provide to the Committee or provide the Committee with access to any non-public information that is provided to any Person or its Representatives in accordance with section 6.9 of the Plan Funding Agreement, (iv) keep the Committee informed, on the same basis as the Plan Investor, of any developments, discussions, negotiations, or modifications with respect to any Company Alternative Proposal or Company Superior Proposal in accordance with section 6.9 of the Plan Funding Agreement, (v) invite the Committee to participate in any discussions with any Person who has made any proposal to, or who has been solicited by, the Company, (vi) provide the Committee with any responses or proposals made by the Plan Investor in response to a Company Alternative Proposal or a Company Superior Proposal, and (vii) provide the Committee with copies of all notices, materials and information provided to the Plan Investor or any other Person in accordance with section 6.9 of the Plan Funding Agreement, or provided to the Debtors by the Plan Investor or any such Person.

6.                                      Nothing in section 6.9 or any other provision of the Plan Funding Agreement prohibits, or shall be interpreted to prohibit, the Debtors’ exercise of their fiduciary duties on behalf of the Debtors’ estates.

7.                                      Notwithstanding section 6.9(e)(iii), which provides that, on the terms and conditions provided therein, the Company may “(iii) engage in, enter into or otherwise participate in any discussions or negotiations with such Person (and the stakeholders in the Company that are party to the Restructuring Support Agreement) with respect to such Company Alternative Proposal…”, the Company may engage in, enter into or otherwise participate in any discussions or negotiations with any and all stakeholders in the Company with respect to any Company Alternative Proposal, regardless of whether such stakeholders are party to the Restructuring Support Agreement.

8.                                      Section 6.9(f) of the Plan Funding Agreement shall be modified to provide as follows:

Company Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, prior to the confirmation of the Plan, if (i) the Company receives a Company Alternative Proposal that did not result from a breach of this Section 6.9 that the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, constitutes a Company Superior Proposal, and (ii) the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, that the failure to take the actions set forth in this Section 6.9(f) would reasonably be expected to constitute a breach of its fiduciary duties, then the Company Board may authorize, adopt, or approve such Company Superior Proposal and cause or permit the Company to terminate this Agreement pursuant to Section 8.1(b)(iii) in order to simultaneously enter into a Company Alternative Transaction Agreement with respect to such Company Superior Proposal if: (i) the Company shall have provided prior written notice (a “Company Notice of Intended Recommendation Change”) to the Plan Investor of the Company’s intention to take such actions described in this Section 6.9(f) at least three (3) Business Days in advance of taking such actions, which notice shall include a reasonably detailed description of the material terms and conditions of the Company Alternative Proposal received by the Company that constitutes a Company Superior Proposal, including a copy of the Company Alternative Transaction Agreement and any other proposed transaction agreements with, and the identity of, the party making such Company Alternative Proposal; (ii) after providing such notice and prior to terminating this Agreement, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with the Plan Investor and its Representatives in good faith (to the extent the Plan Investor desires to so negotiate) during such three (3) Business Day period to make such adjustments to the terms and conditions of this Agreement and the other Transaction Documents as would result in (x) such Company Alternative Proposal not constituting a Company Superior Proposal and (y) the Plan Investor providing the Company with no less than $1 million of additional value in excess of the consideration being provided to the Company pursuant to the Company Alternative Proposal; (iii) the Company Board shall have considered in good faith any changes to this Agreement and the other Transaction Documents that may be offered in writing by the Plan Investor by 5:00 p.m. Eastern Time on the last Business Day of the period described in the foregoing clause (ii); and (iv) following the expiration of such three (3) Business Days’ notice period, the Company Board shall have determined in good faith, after consultation with its outside counsel and financial advisors, that (x) such changes offered in writing by the Plan Investor would not result in the Plan Investor providing the Company with less than $1 million of additional value in excess of the consideration being provided to the Company pursuant to the Company Alternative Proposal, or (y) the Company Alternative Proposal received by the Company would continue to constitute a Company Superior Proposal even if such changes offered in writing by the Plan Investor were given effect and that the failure to take the actions contemplated by this Section 6.9(f) would continue to be reasonably expected to constitute a breach of its fiduciary duties; provided, however, that any material amendment to the terms of any Company Superior Proposal (and, in any event, including any amendment to any price term thereof or the form of consideration payable in connection therewith), shall require delivery of a new Company Notice of Intended Recommendation Change and compliance with the periods described in this Section 6.9(f) except that such periods shall be reduced to two (2) Business Days (rather than the three (3) Business Days otherwise contemplated by this Section 6.9(f)). For the avoidance of doubt, in connection with any Company Alternative Proposal (including any Company Superior Proposal) pursuant to this Section 6.9(f), the Company shall continue to comply with the obligations set forth in the last sentence of Section 6.9(e).

9.                                      The Company Termination Fee and PI Expenses will constitute, pursuant to sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, an allowed administrative expense claim in the Debtors’ cases which, in each case, shall be senior to (x) all other administrative expense claims, (y) all liens securing any prepetition collateral (other than Prepetition Prior Liens (as defined in the Final DIP Order)), and (z) any and all adequate protection liens and claims, in each case other than any DIP Lien pursuant to section 364(d)(1) of the Bankruptcy Code or DIP Superpriority Claim (each as defined in the Final DIP Order) granted in connection with the DIP Financing Agreement and the indebtedness thereunder; provided, that, solely with respect to this sentence, in the event of any conflict between this Order and the Interim Cash Collateral Order or Final DIP Order, this Order shall govern. Any Company Termination Fee and PI Expenses payable pursuant to the terms of the Plan Funding Agreement, as modified by this Order, shall be payable without any further order of this Court.

10.                               Section 6.9 of the Plan Funding Agreement and the Debtors’ and the Plan Investor’s respective obligations thereunder, in each case as modified pursuant to this Order, are authorized and approved.

11.                               Sections 8.1(a), (b) and (c) of the Plan Funding Agreement and Section 2.1 of the Restructuring Support Agreement and the Plan Investor’s rights thereunder are authorized and approved and the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically lifted and/or vacated to permit any Plan Investor action expressly permitted or provided for therein, without further action or order of the Bankruptcy Court.

12.                               Subject to the terms of the Plan Funding Agreement and Restructuring Support Agreement, the Debtors are authorized to take such actions as may be necessary or appropriate to implement and effect the terms and requirements of this Order, including, but not limited to, expending such funds or taking such action as may be necessary or appropriate to comply with the Plan Funding Agreement and the Restructuring Support Agreement solely to the extent authorized by this Order.

13.                               The Plan Investor shall update the Debtors and the Committee at least weekly as to the status of, and actions taken by the Plan Investor in respect of, the Plan Investor’s compliance with section 6.11 of the Plan Funding Agreement, including the Plan Investor’s obligation to, as promptly as reasonably practicable following the date of the Plan Funding Agreement, take all actions that are reasonably necessary or required to receive the Plan Investor Stockholder Approval.

14.                               Notwithstanding anything herein or in the Plan Funding Agreement to the contrary, (i) copies of any amendments, modifications, or other changes to the Plan Funding Agreement shall be provided to the Committee on no less than three (3) Business Days’ notice and an opportunity to object thereto and (ii) the Debtors shall obtain approval of the Bankruptcy Court prior to entering into any material amendments, modifications, or other changes to the Plan Funding Agreement.

15.                               The Court shall retain jurisdiction over all matters arising from or related to the interpretation and implementation of this Order.

16.                               Notwithstanding anything to the contrary in this Order, any payment made, or authorization contained, hereunder shall be subject to the requirements imposed on the Debtors under any debtor-in-possession financing and/or cash collateral order.

17.                               Notwithstanding the possible applicability of Bankruptcy Rule 6004, or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable.

IT IS SO ORDERED.

Dated:	June 27, 2019
New York, New York

/s/ Martin Glenn
MARTIN GLENN
United States Bankruptcy Judge